Exhibit 99.1

                 ESI Announces Fiscal 2005 First Quarter Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Sept. 23, 2004--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced results for its fiscal 2005 first quarter ended August 28, 2004.
    First quarter sales were $72.6 million, down 11% compared to fourth quarter sales of $81.8 million and up 248% compared to prior year first quarter sales of $20.9 million. Operating income for the quarter was $15.4 million, compared with operating income of $16.8 million in the fourth quarter and an operating loss of $15.5 million in the first quarter a year ago. Net income for the quarter was $10.6 million, or $0.38 per basic share and $0.36 per diluted share, compared with net income of $16.2 million, or $0.57 per basic share and $0.54 per diluted share in the fourth quarter and a net loss of $9.4 million, or $0.34 per basic and diluted share in the first quarter a year ago.
    Net orders for the first quarter were $67.6 million, a decrease of 35% compared with $104.7 million in the fourth quarter and an increase of 58% compared with $42.7 million in the first quarter of 2004. Backlog decreased to $68.2 million at August 28, 2004 compared to $78.5 million at May 29, 2004. Deferred revenue increased this quarter to $17.2 million compared to $12.0 million at May 29, 2004.
    "Overall, the company executed well in a challenging environment," noted Nick Konidaris, ESI's president and chief executive officer. "Despite a decrease in demand, we were able to achieve our target operating model of 50% gross margins, 30% operating expense, and 20% operating income. A few customers have delayed orders; however industry utilization rates remain high and orders are not being cancelled. We believe the current decrease in industry demand will facilitate an inventory rationalization."
    Konidaris continued, "The sequential order rate decreased in each of our three businesses, indicative of the broad-based cautiousness in the industry. We continued to meet our delivery requirements as shipments remained strong, increasing 1% over the fourth quarter. Despite the increase in shipments, revenues were down 11% sequentially as our deferred revenue balance increased during the quarter."
    Mike Dodson, ESI's chief financial officer added, "Gross margins of 51% during the quarter were down from 53% in the fourth quarter. Fourth quarter margins benefited 3% from the sale of inventory that had been previously reserved. Excluding this benefit, first quarter margins were up 1% from the fourth quarter, representing the sixth consecutive quarter of margin improvement. Operating expenses were $21 million in the quarter, down from $27 million in the fourth quarter. Excluding the $4 million settlement for the class action lawsuit charged in the fourth quarter, operating expenses were down $2 million from the fourth quarter. The decrease was primarily due to lower variable selling expenses related to the decrease in revenues as well as lower research and development due to the timing of project expenses."
    "Our balance sheet remains strong. Cash and investments were $337 million at the end of the quarter, up $4 million from the fourth quarter. The increase was primarily due to our strong operating performance," concluded Dodson.
    Konidaris added, "There is very little visibility in the current environment. However, we believe demand will decrease for at least another quarter. As a result, we expect order volume in the second quarter to be in the range of $50 million to $60 million. Consistent with the decrease in the order forecast, we believe second quarter shipments and revenues will be in the range of $60 million to $70 million. We plan to manage our margins and operating expenses in accordance with our target operating model."
    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through September 30 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 6325191. The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, gross margins, customer relations, internal operations, cost containment and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the company's need to continue investing in research and development; and the company's ability to create and sustain intellectual property protection around its products.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today - cell phones, personal computers, digital cameras, PDAs, even automotive electronics - contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.

                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:                                Three Months Ended
                                               -----------------------
                                               August 28,  August 30,
                                                  2004        2003
                                               ----------  ----------

Net sales                                      $  72,620    $ 20,876
Cost of sales                                     35,734      16,036
                                                ---------    --------
Gross profit                                      36,886       4,840
Operating expenses:
   Selling, service and administrative            14,878      14,625
   Research, engineering and development           6,560       5,748
                                               ----------  ---------
   Total operating expenses                       21,438      20,373
                                                ---------    --------
Operating income (loss)                           15,448     (15,533)
Net interest income (expense)                       (236)         75
Other income (expense)                              (133)        102
                                                ---------    --------
Income (loss) before income taxes                 15,079     (15,356)
Provision (benefit) for income taxes               4,433      (5,989)
                                                ---------    --------
   Net income (loss)                           $  10,646    $ (9,367)
                                                =========    ========

Net income (loss) per share - basic            $    0.38    $  (0.34)
                                                =========    ========

Net income (loss) per share - diluted               0.36    $  (0.34)
                                                =========    ========


                 Electro Scientific Industries, Inc.

                     Analysis of FY 2005 Results
                        (Dollars in thousands)
                             (Unaudited)

                                                 Three Months Ended
                                                ---------------------

                                                August 28, August 30,
                                                   2004       2003
                                                ---------- ----------
Sales detail:

    Electronic Interconnect Group                $  8,004   $  5,534

    Semiconductor Group                            44,013      5,736

    Passive Components Group                       20,603      9,606
                                                  --------   --------

    Total                                        $ 72,620   $ 20,876
                                                  ========   ========

Gross margin %                                         51%        23%

Selling, service and administrative expense %          20%        70%

Research, engineering and development expense %         9%        28%

Operating income (loss) %                              21%      (74%)

Effective tax rate %                                   29%        39%

Average shares outstanding - basic                 28,216     27,840

Average shares outstanding - diluted               32,279     27,840

End of period employees                               628        592



                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:                    August 28,     May 29,
                                                 2004         2004
                                             -----------   ----------
Assets
Current assets:
   Cash and cash equivalents                $    88,729   $    80,358
   Marketable securities                        230,927       206,931
   Restricted securities                          3,194         6,251
                                              ----------     ---------
       Total cash and securities                322,850       293,540

   Trade receivables                             61,224        51,696
   Income tax refund receivable                   7,411         7,466
   Inventories,net                               65,574        58,627
   Shipped systems pending acceptance             7,169         4,391
   Deferred income taxes                         17,336        16,096
   Assets held for sale                               -         2,391
   Other current assets                           7,410         3,348
                                              ----------     ---------
       Total current assets                     488,974       437,555

Long-term marketable securities                  14,382        39,214
Property and equipment, net                      33,822        33,531
Deferred income taxes                            12,095        17,630
Other assets                                      8,619         9,256
                                              ----------     ---------
       Total assets                         $   557,892   $   537,186
                                              ==========     =========

Liabilities and shareholders' equity
Current liabilities:
   Accounts payable                         $    14,620   $    13,248
   Accrued liabilities                           39,918        42,381
   Deferred revenue                              17,187        11,985
                                              ----------     ---------
       Total current liabilities                 71,725        67,614
Convertible subordinated notes                  142,976       142,759
                                              ----------     ---------
       Total liabilities                        214,701       210,373

Shareholders' equity:
Preferred and common stock                      152,153       147,054
Retained earnings                               192,008       181,362
Accumulated other comprehensive income
 (loss)                                            (970)       (1,603)
                                              ----------     ---------
       Total shareholders' equity               343,191       326,813
                                              ----------     ---------
       Total liabilities and shareholders'
        equity                              $   557,892   $   537,186
                                              ==========     =========

End of period shares outstanding                 28,411        28,175
                                              ==========     =========

Total cash and investments                  $   337,232   $   332,754
                                              ==========     =========


                 Electro Scientific Industries, Inc.

                           FY2005 Results
                       (Amounts in thousands)
                             (Unaudited)


Consolidated Statements of Cash Flows:          Three Months Ended
                                               ---------------------
                                               August 28, August 30,
                                                  2004       2003
                                               ---------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                            $  10,646     $(9,367)
Adjustments to reconcile net income (loss)
 to cash provided by (used in) operating
 activities:
  Depreciation and amortization                    2,255       2,664
  Provision for doubtful accounts                     99           -
  Loss on disposal of property and equipment          54           -
  Deferred income taxes                            4,303      (1,155)
  Tax benefit of stock options exercised             503          78
Changes in operating accounts:
  (Increase) decrease in trade receivables        (9,734)      4,611
  (Increase) decrease in income tax receivable        55      (5,583)
  Increase in inventories                         (7,077)       (951)
  Increase in shipped systems pending
   acceptance                                     (2,778)     (5,163)
  Increase in other current assets                (1,855)       (596)
  Decrease in other current liabilities           (1,041)     (1,425)
  Increase in deferred revenue                     5,202       8,462
                                                ---------     -------
Net cash provided by (used in) operating
 activities                                          632      (8,425)
                                                ---------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment           (882)       (510)
Proceeds from sale of property and equipment          76           -
Proceeds from sale of assets held for sale         2,361           -
Change in investments, net                         4,547       1,899
Increase in other assets                            (582)       (279)
                                                ---------     -------
Net cash provided by investing activities          5,520       1,110
                                                ---------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock plans                          2,219         133
                                                ---------     -------
Net cash provided by financing activities          2,219         133
                                                ---------     -------

NET CHANGE IN CASH AND CASH EQUIVALENTS        $   8,371     $(7,182)

CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD                                        $  80,358     $31,017
                                                ---------     -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD     $  88,729     $23,835
                                                =========     =======

    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
             Craig Stoehr, 503-671-7061